Exhibit 99.1

October 8, 2009	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Increases Quarterly Distribution

TULSA, Okla. – Oct. 8, 2009 – The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today announced that it has increased the partnership’s quarterly cash distribution to $1.09 per unit from $1.08 per unit, effective for the third quarter 2009, resulting in an annualized cash distribution of $4.36 per unit. The distribution is payable Nov. 13, 2009, to unitholders of record as of Oct. 30, 2009.

“The distribution increase reflects the benefit of our recently completed growth projects, which have increased our fee-based earnings, as well as an improved capital market environment,” said John W. Gibson, chairman and chief executive officer of the general partner of ONEOK Partners. “As volumes behind these projects continue to ramp up, we anticipate additional opportunities to increase our distributions in the future.”

ONEOK Partners has increased its distribution by more than 36 percent since April 2006, when a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE) became general partner.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.1 percent of the partnership. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web site at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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